EXHIBIT 10.3

BROADRIDGE FINANCIAL SOLUTIONS, INC.
2018 OMNIBUS AWARD PLAN
RESTRICTED STOCK UNIT GRANT AWARD AGREEMENT
FOR U.S. CORPORATE OFFICERS
(Performance Based)
On [GRANT DATE], BROADRIDGE FINANCIAL SOLUTIONS, INC. (“Broadridge” or the “Company”) granted to [PARTICIPANT NAME] (the “Participant”) pursuant to the Broadridge 2018 Omnibus Award Plan, (the “Plan”), an Award of Restricted Stock Units (“Units”) of the Company, by action of the Compensation Committee of the Board of Directors of the Company (the “Board”), subject to the terms and conditions of this Restricted Stock Unit Grant Award Agreement (the “Award Agreement”). Capitalized terms in this Award Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan.

1.Date of Grant. The Date of Grant of the Award is [GRANT DATE].

2.Number of Units. The target number of Units granted (“Target”) is [NUMBER OF UNITS]. The number of Units granted is equal to the number shown on the Participant’s Online Grant Acceptance page which is accessed through the Morgan Stanley StockPlan Connect website.

3.Performance Period. The Performance Period shall commence on [ ] and shall end on [ ].

4.Vesting. Subject to the terms and conditions herein, the Units herein granted shall vest as follows, provided (except as specifically provided below) that the Performance Goals set forth below are achieved and the Participant is continuously employed by the Company or any of its Affiliates through the applicable vesting date:

(a)Except as otherwise set forth in Section 4(b), (c), (d) or (e) below, the Units shall vest in full on [VEST DATE] at the percentage of Target calculated as set forth in Section 4(g) below, as determined by the Compensation Committee.

(b)Death and Disability. The Units shall vest in full, at 100% of Target, irrespective of achievement of the Performance Goals, upon the Participant experiencing a Termination of Employment during the Performance Period due to his or her death or Disability. For purposes of this Award Agreement, “Disability” shall mean qualification for long-term disability benefits under the long-term disability plan or policy, as it may be amended from time to time, of the Company or, if different, the Affiliate which employs the Participant (the "Employer"), regardless of whether the Participant is covered by such policy. If the Company or the Employer does not have a long-term disability policy, “Disability” means that the Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days. The Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company in its discretion.

The Units shall vest in full at the percentage of Target calculated as set forth in Section 4(g) below, as determined by the Compensation Committee, upon the Participant experiencing a Termination of Employment after the end of the Performance Period due to his or her death or Disability.

(c)Retirement. If the Participant experiences a Termination of Employment due to his or her Retirement (as defined below) which Termination of Employment is not also covered by Section 4(e) below, the Units shall vest in full on [VEST DATE] at the percentage of Target calculated as set forth in Section 4(g) below (or calculated as set forth in Section 4(e) below, if Retirement occurs after a Change in Control).

For purposes of this Award Agreement, “Retirement” is defined as Termination of Employment for any reason other than Cause if the Participant is age 65 and over.

(d)Termination without Cause. If the Participant experiences a Termination of Employment due to the termination of his or her employment without Cause that is not followed by an immediate re-hire by the Company or any of its Affiliates, and not due to the Participant’s Retirement or as described in Section 4(e) below, the Units shall vest as follows; provided the Participant executes, and does not revoke, a Release and Restrictive Covenant Agreement in a form as attached to the Officer Severance Plan, as amended (the “Release”) within 50 days of the date of Termination of Employment. If the Participant subsequently breaches any of the terms of the Release, the Participant shall forfeit any unvested or vested Units that are outstanding at the time the Participant is determined to have violated the terms of the Release.

(i) If the Termination of Employment occurs after the end of the Performance Period, so long as the Participant’s Severance Period (as defined below) ends on or after [VEST DATE], the Units shall vest in full on [VEST DATE], at the percentage of Target calculated as set forth in Section 4(g) below.

(ii) If the Termination of Employment occurs during the Performance Period, the Target shall be prorated based on the portion of the Performance Period completed as of the date of Termination, rounded to the nearest full fiscal quarter, and, so long as the Participant’s Severance Period (as defined below) ends on or after [VEST DATE], shall vest on [VEST DATE]. at the percentage of the prorated Target calculated as set forth in Section 4(g) below for the full Performance Period. For clarification purposes, the completed portion of the Performance Period will be rounded up if the date of Termination of Employment is on or after the 15th of the second month of a fiscal quarter. If the date of Termination of Employment is before the 15th of the second month of a fiscal quarter, the completed portion of the Performance Period will be rounded down.

For purposes of this Award Agreement (other than following a Change in Control as set forth in Section 4(e) below), “Cause” shall mean: (1) the Participant is convicted of, or pleads nolo contendere to, a felony; (2) willful misconduct by the Participant resulting in material harm to the Company or any of its Affiliates; (3) the Participant commits an act constituting fraud, embezzlement, theft, or dishonesty against the Company or an Affiliate; (4) continuing failure by the Participant to perform his or her duties after written notice thereof from the Company or an Affiliate; (5) material breach by the Participant of any term of any confidentiality, non-solicitation and/or non-competition agreements with the Company or an Affiliate; or (6) the Participant has violated the Company’s Code of Business Conduct and Ethics.

For purposes of this Award Agreement, the Participant’s “Severance Period” shall mean the period commencing with the Participant’s Termination of Employment and ending eighteen months after his or her Termination of Employment.

(e)Change in Control. If a Change in Control (as defined in the Plan) occurs during the Performance Period, the Performance Period will end as of the date of such Change in Control. If the Change in Control occurs during the first or second year of the Performance Period, the Performance Goal will be treated as earned at 100% of Target. If the Change in Control occurs during the third year of the Performance Period, the Performance Goal will be calculated based on Company performance through the last completed fiscal quarter prior to the Change in Control (by annualizing any part year earnings, as determined by the Compensation Committee). If the Change in Control occurs following the end of the Performance Period, the Performance Goal will be calculated in accordance with Section 4(g). Any such earned Units will vest on the date set forth above in Section 4(a), unless the Participant experiences a Termination of Employment without Cause (as defined in the Company’s Change in Control Severance Plan for Corporate Officers) or by the Participant for Good Reason, within two years after the Change in Control, that is not followed by an immediate re-hire by the Company or any of its Affiliates, then the Units will vest at the time of such Termination of Employment.

For purposes hereof, “Good Reason” means the occurrence of any of the following after a Change in Control without the Participant’s written consent: (i) material diminution with respect to the Participant’s position, duties, responsibilities, or authority as of the date immediately prior to the Change in Control; (ii) a material reduction in the Participant’s aggregate compensation and benefits; (iii) a failure of any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company to assume in writing the obligations hereunder; or (iv) a change in the location of the Participant’s primary worksite by more than fifty (50) miles from the location immediately prior to the Change in Control. A termination for Good Reason shall mean a termination by the Participant effected by written notice given by the Participant to the Employer within 30 days after the occurrence of the Good Reason event, unless the Employer shall, within 15 days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event in which case the Good Reason event shall be deemed to have not occurred.

In the event the Participant experiences a Termination of Employment due to Retirement or Termination of Employment without Cause and, in each case, that is not followed by an immediate re-hire by the Company or any of its Affiliates, notwithstanding Sections 4(c) and (d), if the Termination of Employment meets the requirements of this Section 4(e), then the Units will vest as set forth in Section 4(e).

The Participant hereby acknowledges and agrees that this Section 4(e) shall apply to the Units in lieu of Section 1.2 of the Company’s Change in Control Severance Plan for Corporate Officers, and Section 1.2 of the Company’s Change in Control Severance Plan for Corporate Officers shall have no application with respect to the Units.

(f)Except as provided in Section 4(c) or 4(d) above, no Units shall vest following the Participant’s Termination of Employment and any Units that are unvested immediately following Termination of Employment will be forfeited.

(g)The Performance Goals are based on the following three-year average Broadridge fully-diluted earnings per share target and are subject to further adjustment based on the Organic Recurring Revenue multiplier as described below. If Broadridge’s three year fully-diluted earnings per share results are between [ ] and [ ] or [ ] and [ ], the shares earned will be determined using straight-line interpolation.

Shares Earned as % of Target	FY[ ] -FY[ ] EPS
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

“EPS” is defined as the average diluted earnings per share from continuing operations as reported in the Company’s financial statements for the [ ], [ ] and [ ] fiscal years, as adjusted by the Compensation Committee to exclude amortization of acquired intangibles and purchased intellectual property, and acquisition and integration costs, and as further adjusted by the Compensation Committee pursuant to the Plan to exclude the impact of the amount of all items of gain, loss, charge or expense relating to the items set forth on Exhibit A hereto for the [ ], [ ] and [ ] fiscal years.

EPS attainment will be subject to a [ ] to [ ] Organic Recurring Revenue multiplier. For the avoidance of doubt, the number of Units earned based on EPS performance (as determined in accordance with the table below and any applicable interpolation, the “Preliminary EPS Units”) shall be further adjusted, upward or downward, by application of the Organic Recurring Revenue multiplier set forth below. Accordingly, the final number of Units earned pursuant to this Award Agreement shall equal the product of (i) the Preliminary EPS Units, multiplied by (ii) the applicable Organic Recurring Revenue multiplier. By way of example, if [ ] of the Preliminary EPS Units are earned based on EPS performance but the Organic Recurring Revenue multiplier is determined to be [ ], the final number of Units earned shall be reduced to [ ] of the Preliminary EPS Units. If Broadridge’s three-year Organic Recurring Revenue results are between [ ] and [ ] or [ ] and [ ], the shares earned will be determined using straight-line interpolation.

Multiplier	FY[ ]-FY[ ] Organic Recurring Revenue
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

“Organic Recurring Revenue” is defined as total annual organic Recurring revenues from continuing operations, excluding event-based revenues, distribution revenues, revenue from acquisitions, and the impact of foreign exchange translation revenues.

(h)Fractional Units will be rounded down to the nearest whole number Unit.

5.Delivery of Stock. Subject to the terms and conditions herein, when the Units vest, the Company shall issue and deliver, through an uncertificated book entry or similar method pursuant to Section 15 herein, to the Participant a number of shares of Stock without restrictions equal to the aggregate number of vested Units credited to the Participant. These shares will be registered in the name of the Participant for such Stock and subject to applicable tax withholding.

6.Purchase Price. The full price for each of the shares issued upon vesting pursuant to the Units granted herein shall be $0.00.

7.No Stockholder Rights. The Participant will have no rights as a stockholder with regard to the Units prior to vesting and will have no rights to dividends or Dividend Equivalents with regard to the Units.

8.Non-Transferability. The Units herein granted are non-assignable and non-transferable, other than by will or by the laws of descent and distribution, and during the Participant’s lifetime shall be owned only by the Participant unless and until the restrictions on the Units lapse. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, permit the transfer of the Units to the extent such transfer is allowed under the Plan.

9.Adjustment. The Units shall be subject to adjustment to the extent provided in Section 13 of the Plan.

10.Restrictive Covenants. The Units granted hereunder shall be immediately forfeited and all rights hereunder shall be cancelled immediately unless (i) the Participant had accepted and delivered to the Company in connection with previous Unit grants a restrictive covenant substantially in the form enclosed with this Award Agreement, or (ii) the Participant accepts and delivers the restrictive covenant enclosed herewith within six months of the Date of Grant of the Units set forth above and returns one to Broadridge Financial Solutions, Inc., 5 Dakota Drive, Suite 300, Lake Success, New York 11042, United States of America, Attention: Compensation Department. If the Company does not receive confirmation of acceptance of the restrictive covenant within such six-month period, this grant shall be canceled and forfeited in its entirety.

11.Plan Controls. This Award Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Compensation Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By accepting this Award Agreement, the Participant acknowledges having received or otherwise having been given access to, and read a copy of the Plan and agrees to comply with it, this Award Agreement and all applicable laws and regulations. If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly. Subject to Section 10 above and Section 18 below, this Award Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

12.No Guarantee of Employment. This Award Agreement is not an agreement of employment or other service. This grant of the Units does not guarantee that the Employer will employ the Participant for any specific time period, nor does it modify in any respect the Employer’s right to terminate or modify the Participant’s employment or compensation at any time.

13.Withholding. Upon vesting of the Units, a number of shares of Stock issuable under this Award Agreement, valued as of the date of the applicable tax withholding obligation, shall be automatically withheld from the shares of Stock otherwise deliverable to the Participant in an amount equal to the applicable withholding amount. Notwithstanding the foregoing, if such withholding method is not permissible under applicable laws or subject to adverse accounting consequences, pursuant to such procedures as the Compensation Committee may establish from time to time, the Company may withhold, or shall require payment by or on behalf of the Participant of, the applicable tax withholding amount by any other method the Compensation Committee deems acceptable and in accordance with the Plan.

14.Data Privacy

(a)Data Collection and Usage. The Company and the Employer collects, processes and uses certain personal information about the Participant, and persons closely associated with the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the legitimate purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made.
(b)Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney LLC, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.

(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award or other awards to the Participant or administer or maintain such awards.
(f)Declaration of Consent. By accepting the Units and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
(g)Alternative Basis for Data Processing and Transfer. The Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent form. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
15.Uncertificated Book Entry. Notwithstanding anything else herein, to the extent permitted under applicable federal, state or local law, the Company may issue the shares of Stock pursuant to the Units in the form of uncertificated shares. Such uncertificated shares of Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.

16.Section 409A. Although the Company does not guarantee to the Participant any particular tax treatment relating to the Units, the Units provided hereunder are intended to comply with the applicable requirements of Section 409A of the Code, to the extent subject thereto, and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. To the extent the Units constitute deferred compensation subject to the requirements of Section 409A of the Code, and to the extent the Units are vested on the Participant’s Termination of Employment in accordance with Section 4(b) or (e) above, if on the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, the Participant is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, the delivery of the shares of Stock subject to the Units shall, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, be made on the date that is six months following such date or, if earlier, the date of the Participant’s death. Notwithstanding any provision of this Award Agreement to the contrary, for purposes of any provision of this Award Agreement providing for distribution of shares of Stock upon a Termination of Employment that is considered deferred compensation under Section 409A, references to the Participant’s Termination of Employment (and corollary terms) with the Company shall be construed to refer to the Participant’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

17.Governing Law; Amendment; Dispute Resolution; Venue. It is understood and agreed that these Units have been granted pursuant to the Plan which shall be governed by, and construed in accordance with, the laws of the State of New York. The Compensation Committee may amend, suspend or terminate this Award Agreement subject to and in accordance with the terms of the Plan. For purposes of litigating any dispute concerning the grant of the Units, the Award Agreement or the restrictive covenants referred to in Section 10 above, the Participant and the Company agree and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted exclusively in the courts of Nassau County, New York, or the federal courts for the United States for the Eastern District of New York, where this grant is made and/or to be performed; provided, however, that, notwithstanding the foregoing, (except for any matters related to restrictive covenants) if the Participant is also eligible to participate in the Company’s Officer Severance Plan or the Company’s Management Severance Plan, then the dispute resolution provisions of the Officer Severance Plan or the Management Severance Plan, as applicable to the Participant, shall also apply to disputes between the Company and the Participant concerning the grant of the Units, this Award Agreement and any other award agreement between the Company and the Participant.

18.Clawback. As a condition to the grant of these Units, including any shares of Stock or payments in connection with these Units, the Participant agrees that he or she will be subject to, and comply with the terms of, the Company's Amended and Restated Clawback Policy and any other applicable clawback policy approved by the Board or any committee thereof, as in effect from time to time, whether approved before or after the Date of Grant (the “Clawback Policy”). By accepting this Award Agreement, the Participant hereby acknowledges having received, or otherwise having been given access to, and read a copy of the Clawback Policy.

19.Severability. Whenever feasible, each provision of this Award Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Award Agreement.

20.Successors and Assigns. Except as otherwise provided herein, this Award Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Compliance with Laws and Regulations. Notwithstanding any other provisions of the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Participant understands that the Company will not be obligated to issue any shares of Stock pursuant the Units if the issuance of such shares of Stock shall constitute a violation by the Participant or the Company of any provision of law or regulation of any governmental authority. Further, the Company may amend, suspend or terminate the Plan and the Award Agreement subject to and in accordance with the terms of the Plan, including but not limited to, the unilateral authority to amend the Plan and the Award Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to the Units or the issuance of shares of Stock. Any determination by the Company in this regard shall be final, binding and conclusive.

23.Waivers. The Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

24.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the broker’s country, or the country in which the shares of Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Units), or rights linked to the value of shares of Stock during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

By:

Date: [GRANT DATE]